Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

August 8, 2011, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the Second Quarter of 2011. For the three months ended June 30, 2011, the Company had a net loss of $1.3 million and net loss allocable to common shareholders of $1.5 million, or ($0.51) per fully diluted share, compared to net loss of $3.5 million and net loss allocable to common shareholders of $3.6 million, or ($1.23) per fully diluted share, for the same period in 2010.

The second quarter loss was due primarily to losses recognized on nonperforming loans resulting from the continuing diminishment in value of the collateral underlying these loans. The Company is committed to aggressively recognizing such losses and positioning these assets for timely disposition.

First Capital Bancorp, Inc. CEO John Presley, stated “In the First Quarter of 2011 we started to see some early signs of improvement in our portfolio, and on a macro scale that seems to still be the case. However, the continued slowness in the housing and real estate market has taken a toll on some of our customers who simply cannot continue to maintain their obligations. In addition, the underlying value of the collateral has declined to the point that significant write downs of those assets were necessary. We feel very fortunate that our strong capital levels and large loan loss reserves allow us to take these actions and still preserve the overall strength of our company. We will continue to be aggressive in reducing our exposure to the real estate market, which we foresee continuing to be soft for at least the reminder of this year and well into 2012.” Of note, subsequent to quarter end approximately $2 million of nonaccrual loans were paid off in full by the borrower with no loss to the Company.

Total assets at June 30, 2011 were $525.8 million, down $10.3 million, or 1.91% from December 31, 2010. Total loans, net of the allowance, decreased $13.7 million to $372.6 million down 3.53% from December 31, 2010. This decrease in the loan portfolio was the result of a focused effort by the Company to decrease its exposure to speculative real estate loans and dispose of nonperforming loans, while at the same time maintaining our already strong capital levels and the level of our loan loss reserve.

Deposits decreased $11.0 million to $415.9 million, down 2.57% from December 31, 2010. Our deposit strategy was focused on decreasing noncore funding sources and single service CD relationships and increasing noninterest-bearing deposits accounts, which increased $4.9 million or 12.12% from December 31, 2010.

The Company’s regulatory capital ratios continue to improve. Total Risk Based Capital improved to 13.57% up 63 basis points from June 30, 2010, 357 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk capital increased 69 basis points over the prior year to 11.89%. The Company remains well capitalized at all levels. The following table reflects the regulatory capital ratios of the Company at June 30, 2011 and 2010.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2011
Total capital to risk weighted assets Consolidated	$53,558	13.57%	$31,586	8.00%	$39,482	10.00%
Tier 1 capital to risk weighted assets Consolidated	$46,928	11.89%	$15,793	4.00%	$23,689	6.00%
Tier 1 capital to average adjusted assets Consolidated	$46,928	8.94%	$20,996	4.00%	$26,245	5.00%

As of June 30, 2010
Total capital to risk weighted assets Consolidated	$54,695	12.94%	$33,804	8.00%	$42,256	10.00%
Tier 1 capital to risk weighted assets Consolidated	$47,337	11.20%	$16,902	4.00%	$25,353	6.00%
Tier 1 capital to average adjusted assets Consolidated	$47,337	8.75%	$21,645	4.00%	$27,057	5.00%

Core operating results as measured by pre-provision, pre-tax earnings continued to show improvement year over year on a quarterly basis. For the three months ended June 30, 2011 pre-provision, pre-tax earnings were $1.1 million, up $72 thousand or 7.35%, from $1.0 million for the quarter ended June 30, 2010.

	Three Months Ended June 30,
	2011	2010

Income before tax and provision	$1,051	$979
Provision for loan losses	3,147	6,285

Loss before income tax	(2,096)	(5,306)
Income tax (benefit)	(755)	(1,834)

Net loss	$(1,341)	$(3,472)

Contributing to the improvement in pre-provision, pre-tax earnings was the improvement in net interest margin. For the quarter ended June 30, 2011, net interest margin increased 17 basis points to 3.23% from 3.06% for the second quarter of 2010. This improvement in net interest margin is attributable to decreasing cost of interest-bearing liabilities. The costs of interest-bearing liabilities were 1.95% for the second quarter of 2011, down 40 basis points from 2.35% for the second quarter of 2010.

Net interest income increased $49 thousand or 1.25% to $3.94 million for the three months ended June 30, 2011 compared to $3.89 million for the three months ended June 30, 2010.

Provisions for loan losses amounted to $3.1 million for the three months ended June 30, 2011 compared to $6.3 million for the same period in 2010. For the quarter ended June 30, 2011 the company had net charge-offs of $3.6 million. The Allowance for Loan Losses ended the quarter at 2.65% of total loans compared to 2.78% at the end of the same period in 2010. The Company continues to focus on improving overall asset quality in these uncertain economic times.

The following table reflects details related to asset quality and allowance for loan losses of First Capital Bank:

	Three Months Ended
	Jun 30,	Dec 31,	Jun 30,
	2011	2010	2010
	(Dollars in thousands)
Nonaccrual loans	$21,844	$22,355	$11,185
Loans past due 90 days and accruing interest	50	1,556	50

Total nonperforming loans	21,894	23,911	11,235
Other real estate owned	7,534	2,615	2,102

Total nonperforming assets	$29,428	$26,526	$13,337

	Three Months Ended
	Jun 30,	Dec 31,	Jun 30,
	2011	2010	2010
	(Dollars in thousands)
Allowance for loan losses to period end loans	2.65%	2.78%	2.78%
Nonperforming assets to total loans & OREO	7.54%	6.63%	3.21%
Nonperforming assets to total assets	5.60%	4.95%	2.44%
Allowance for loan losses to nonaccrual loans	46.48%	49.37%	102.65%

Allowance for loan losses
Beginning balance	$10,570	$11,023	$6,800
Provision for loan losses	3,147	1,100	6,285
Net charge-offs	3,564	1,087	1,604

Ending balance	$10,153	$11,036	$11,481

First Capital Bank President and CEO Bob Watts stated, “While the state of the economy is not what we would all want, we are very pleased with the performance of our team in working through some difficult situations. One of our goals starting in 2009 was to reduce the Company’s exposure to acquisition and development loans. Over that period of time we have reduced our exposure to loans for acquisition, development, and construction of real estate (level one) from 185% of capital to 125% today. At the same time, our lending team has brought in many new relationships in our targeted markets.”

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Selected Operating Data:

Interest income	$6,056	$6,538	$12,352	$13,148
Interest expense	2,119	2,649	4,302	5,324

Net interest income	3,937	3,889	8,050	7,824
Provision for loan losses	3,147	6,285	3,847	6,746
Noninterest income	840	315	1,060	547
Noninterest expense	3,726	3,224	6,729	6,434

Loss before income tax	(2,096)	(5,305)	(1,466)	(4,809)
Income tax benefit	(755)	(1,833)	(577)	(1,689)

Net loss	$(1,341)	$(3,472)	$(889)	$(3,120)

Less: Preferred dividends	$170	$169	$340	$339

Net loss allocable to common shareholders	$(1,511)	$(3,641)	$(1,229)	$(3,459)

Loss per share
Basic	$(0.51)	$(1.23)	$(0.41)	$(1.16)

Diluted	$(0.51)	$(1.23)	$(0.41)	$(1.16)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Balance Sheet Data:

Total assets	$525,766	$545,786	$525,766	$545,786
Loans, net	372,558	401,780	372,558	401,780
Deposits	415,883	435,749	415,883	435,749
Borrowings	63,297	63,232	63,297	63,232
Stockholders’ equity	43,413	43,819	43,413	43,819
Book value per share	$11.05	$11.23	$11.05	$11.23
Total shares outstanding	2,971	2,971	2,971	2,971

Asset Quality Ratios
Allowance for loan losses	$10,153	$11,481	$10,153	$11,481
Nonperforming assets	29,428	13,337	29,428	13,337
Net charge-offs	3,564	1,604	4,730	1,865
Net charge-off to average loans	0.91%	0.39%	1.20%	0.49%
Allowance for loan losses to period end loans	2.65%	2.78%	2.65%	2.78%
Nonperforming assets to total loans & OREO	7.54%	3.21%	7.54%	3.21%

Selected Performance Ratios:
Return on average assets	-1.03%	-2.57%	-0.34%	-1.18%
Return on average equity	-12.07%	-29.44%	-4.06%	-13.37%
Net interest margin (tax equivalent basis)	3.23%	3.06%	3.27%	3.14%